EXHIBIT 5.1

O’MELVENY & MYERS LLP

Times Square Tower

7 Times Square

New York, New York 10036

November 18, 2004

UAP Holding Corp.

7251 W. 4th Street

Greeley, CO 80634

Re:	Registration of Securities of UAP Holding Corp.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (as amended or supplemented, the “Registration Statement”) on Form S-1 (File No. 333-114278) of UAP Holding Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 3,125,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), to be issued and sold by the Company (together with any additional shares of Common Stock that may be issued and sold by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering described in the Registration Statement, the “Primary Shares”) and (ii) up to 23,828,125 shares of Common Stock to be sold by stockholders of the Company (together with any additional shares of Common Stock that may be sold by such stockholders pursuant to Rule 462(b) under the Securities Act in connection with the offering described in the Registration Statement, the “Secondary Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1. The Primary Shares and the Secondary Shares have been duly authorized by all necessary corporate action on the part of the Company.

2. Upon payment for and delivery of the Primary Shares as contemplated by the Registration Statement and the Underwriting Agreement to be dated on or about the date hereof (the “Underwriting Agreement”) among the Company, the selling stockholders named therein and Goldman, Sachs & Co., Credit Suisse First Boston LLC, UBC Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, William Blair & Company, L.L.C. and CIBC World Markets Corp., as the representatives of certain underwriters, and the countersigning of the certificate or certificates representing the Primary Shares by a duly authorized signatory of the registrar for the Common Stock, the Primary Shares will be validly issued, fully paid and non-assessable.

3. The Secondary Shares are validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP